Exhibit 10.4

ENOVATION CONTROLS, INC.

2014 LONG-TERM INCENTIVE PLAN

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Enovation Controls, Inc., a Delaware corporation (the “Company”), and the individual named below (the “Optionee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Enovation Controls, Inc. Long-Term Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Optionee:	[ ]

Shares Subject to Option:	[ ] shares of the Company’s Class A common stock, par value $0.00001 per share (“Company Stock”)

Exercise Price Per Share:	$[ ]

Date of Grant:	[ ]

Vesting Date(s):	[ ]

Expiration Date:	[ ]

1. Number of Shares. The Company hereby grants to the Optionee an option (the “Option”) to purchase the total number of shares of Company Stock set forth above as Shares Subject to Option (the “Option Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan.

2. Nonqualified Stock Option. The Option is intended to be a nonqualified stock option and is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

3. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Agreement shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

4. Option Term. The term of the Option and of this Agreement (the “Option Term”) shall commence on the Date of Grant set forth above and, unless previously terminated pursuant to Section 7 of this Agreement, shall terminate upon the Expiration Date set forth above. As of the Expiration Date (or such earlier date set forth in Section 7), all rights of the Optionee hereunder shall terminate.

5. Vesting. The Option shall vest and become exercisable with respect to the number of Option Shares specified on the Vesting Date(s) set forth above, in each case provided that the Optionee has been continuously employed by the Company from the Date of Grant through such Vesting Date(s). If the Optionee’s employment terminates due to death or disability the Option shall fully vest and be exercisable with respect to all Option Shares. If, within twenty-four (24) months following a Change in Control, the Company terminates the Optionee without Cause (as defined below) or the Optionee voluntarily terminates his or her employment for Good Reason (as defined below), the Option shall fully vest and be exercisable with respect to all Option Shares. Any portion of the Option that is not vested as of the date of the Optionee’s termination of employment shall be cancelled and forfeited at the time of such termination of employment. Except as set forth in Sections 7 or 8 hereof, once exercisable the Option shall continue to be exercisable at any time or times prior to the Expiration Date (subject to applicable securities laws and Company policy).

(a) “Cause” means “Cause” as defined in the Optionee’s employment agreement or in the absence of such an agreement or such a definition, Cause will mean (i) the Optionee’s demonstrated and material neglect or continued failure or refusal to perform the material duties of the Optionee’s position (other than any such failure resulting from Optionee’s incapacity due to a disability), (ii) the Optionee’s conviction of a felony or a crime involving moral turpitude, other than a traffic offense that is not punished by a sentence of incarceration or a felony related to hunting live game, (iii) proven or admitted act of fraud by the Optionee that is not de minimis and that has caused, is causing, or reasonably is likely to cause harm to the Company or any of its affiliated or subsidiary entities, (iv) an act of misappropriation, theft or embezzlement by the Optionee, in each case that is not de minimis, that has caused, is causing, or reasonably is likely to cause harm to the Company or any of its affiliated or subsidiary entities, (v) the Optionee’s willful, reckless, or grossly negligent misconduct that is materially injurious, monetarily or otherwise, to the Company or any of its affiliated or subsidiary entities, or (vi) the Optionee’s use of illegal drugs in the course of, related to or connected with the business of the Company or any of its affiliated or subsidiary entities. For this purpose, no act, or failure to act, on the Optionee’s part shall be considered “willful” unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that the Optionee’s action or omission was in the best interest of the Company or any of its affiliated or subsidiary entities.

(b) “Good Reason” means “Good Reason” as defined in the Optionee’s employment agreement or in the absence of such an agreement or such a definition, Good Reason will mean, without the Optionee’s express written consent, the occurrence of any of the following events: (i) a material adverse change in the Optionee’s title, the nature or scope of the Optionee’s authority, powers, functions, duties, responsibilities, or reporting relationship; (ii) a material reduction in the Optionee’s rate of annual base salary; or (iii) a change in the Optionee’s primary employment location to a location that is more than 50 miles from its location immediately prior to such relocation. The Optionee’s employment may be terminated by the Optionee for Good Reason only if (x) the Optionee provides the Company (or its successor) with written notice of the event or circumstance giving rise to “Good Reason” within thirty (30) days after the Optionee has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Optionee believes constitutes

“Good Reason,” (y) the Company (or its successor) fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) the Optionee resigns within thirty (30) days after the expiration of the cure period referenced in the preceding clause (y).

6. Exercise.

(a) In order to exercise the exercisable portion of the Option, the Optionee (or in the case of exercise after the Optionee’s death or incapacity, the Optionee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed exercise agreement in a form approved by the Company.

(b) The Exercise Price shall be payable in full at the time of exercise either: (i) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (ii) in shares of Company Stock owned by the Optionee and valued at their Fair Market Value on the effective date of such exercise; (iii) in a broker assisted cashless exercise or net exercise; or (iv) by any such other method as the Administrator may from time to time authorize in its sole discretion.

7. Termination of Employment. Upon termination of the Optionee’s employment, the Option shall be treated as follows:

(a) If such termination of employment is for any reason other than death or disability, the portion, if any, of the Option that is outstanding and exercisable as of the date of such termination of employment shall remain exercisable for the 90-day period immediately following such termination of employment, but in no event following the Expiration Date.

(b) If such termination of employment is on account of the Optionee’s death or disability, the portion, if any, of the Option that is outstanding and exercisable as of the date of such termination of employment shall remain exercisable for the one-year period immediately following such termination of employment, but in no event following the Expiration Date.

8. Change in Control. In the event of a Change in Control, the Option shall be treated in accordance with Section 3.01 of the Plan.

9. Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

10. Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

11. Binding on Successors. The terms of this Agreement shall be binding upon the Optionee and upon the Optionee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.

12. Assignment and Transferability. Notwithstanding anything to the contrary in this Agreement, neither the Option, this Agreement nor any rights granted herein shall be assignable or transferable by the Optionee, other than by will or the laws of descent or distribution, or as otherwise determined by the Administrator for estate planning purposes.

13. Necessary Acts. The Optionee hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

14. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

15. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Optionee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by the Optionee’s hand.

17. Withholding Taxes. As a condition to exercise of the Option, the Optionee shall be required to pay to the Company an amount the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that the Optionee and/or the Company incurs upon the Optionee’s exercise of the Option. The Optionee may satisfy this withholding obligation: (a) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (b) in shares of Company Stock owned by the Optionee and valued at their Fair Market Value on the effective date of exercise of the Option; (c) in a broker assisted cashless exercise or net exercise; or (d) by any such other method as the Administrator may from time to time authorize in its sole discretion. The Administrator, in its discretion, may deny the Optionee’s request to satisfy the withholding obligations using a method described in clause (a) or (b).

18. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to the Company:	Enovation Controls, Inc.
5331 South 122nd East Avenue
Tulsa, Oklahoma 74146
Attention:

If to the Optionee:	At the address in the Company’s payroll records.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

19. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by both of the parties hereto.

20. Acceptance. The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Optionee has read and understand the terms and provision thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

ENOVATION CONTROLS, INC.:

By:
Name:
Title:

OPTIONEE:

Name: